Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Third Quarter Net Income of $2.1 Million or $0.21 per Diluted Share

Renton, Washington – October 27, 2020 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended September 30, 2020, of $2.1 million, or $0.21 per diluted share, compared to net income of $2.1 million, or $0.22 per diluted share, for the quarter ended June 30, 2020, and $2.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, net income was $5.9 million, or $0.60 per diluted share, compared to net income of $7.8 million, or $0.77 per diluted share, for the comparable nine‑month period in 2019.

“While 2020 has presented plenty of challenges to the banking industry, I am pleased with our response and many aspects of our Bank’s business,” said Joseph W. Kiley III, President and Chief Executive Officer. “First, I welcome all the new customers we are fortunate to have banking with us after, adhering to our mission, they experienced our relationship focused community bank service via the Paycheck Protection Program. Thanks to those new and existing customers, our employees, and our expanded office network we continued broadening our deposit base, which contributed to the decline in our cost of funds to 1.19% during the quarter, compared to 1.34% in the previous quarter and 1.82% for the fourth quarter of 2019. If interest rates remain low, we expect this trend to continue as we have approximately $260 million in certificates of deposit maturing in the next 12 months at a weighted average rate of 1.88%,” continued Kiley.

“I am also very pleased with the efforts of our credit team that continues working very closely with borrowers to help them navigate through their individual challenges. By providing borrowers with loan payment deferrals where appropriate, we are able to assist customers with their cash flow needs. I am happy to report that as of September 30, 2020, total loan balances under a payment deferral program declined to $65.5 million or 5.7% of total loans outstanding, compared to $132.1 million or 11.4% of total loans outstanding at June 30, 2020. In addition, working closely with our borrowers helps us identify borrowers that may need additional support or require closer monitoring. In the third quarter, we identified approximately $26.8 million in commercial real estate loans that required a reduction in loan grade classification. These loan grade reductions were the primary reason for the increase in our provision for loan losses to $700,000 in the quarter ended September 30, 2020, compared to $300,000 in each of the two preceding quarters,” added Kiley.

“Finally, it is my pleasure to report that our 14th office opened October 5th in Gig Harbor, Washington, and a 15th office is scheduled to open in Issaquah, Washington, early next year. As noted previously, we expect to slow the pace of expansion following the opening of these two offices,” concluded Kiley.

Highlights for the quarter ended September 30, 2020:
•	Net loans receivable declined slightly to $1.13 billion at September 30, 2020, compared to $1.14 billion at June 30, 2020, but were up from $1.08 billion at September 30, 2019.
•	The Bank reduced its brokered certificates of deposits by $22.4 million ending the quarter with a balance of $10.0 million.
•	The Company’s book value per share was $15.62 at September 30, 2020, compared to $15.32 at June 30, 2020, and $15.06 at September 30, 2019.
•
The Company repurchased 155,049 shares during the quarter at an average price of $9.54 per share under a plan that went into effect on July 30, 2020, authorizing the Company to repurchase up to 5% of its outstanding shares of common stock over a period of up to six months.

•	The Company paid a regular quarterly cash dividend of $0.10 per share to shareholders.
•	The Bank’s Tier 1 leverage and total capital ratios at September 30, 2020, were 10.0% and 15.3%, respectively, compared to 10.0% and 15.0% at June 30, 2020, and 10.1% and 14.4% at September 30, 2019.
•
Based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) and taking into account the estimated future impact of the COVID-19 pandemic, the Bank recorded a $700,000 provision for loan losses during the quarter.

Total deposits decreased $56.5 million to $1.07 billion at September 30, 2020, from $1.13 billion at June 30, 2020, primarily as a result of Paycheck Protection Program (“PPP”) loan-related deposits withdrawn during the quarter, and increased $52.9 million from $1.02 billion at September 30, 2019. Demand deposits decreased $1.1 million and retail certificates of deposit decreased $31.8 million during the quarter. The Bank further reduced its brokered deposits by $22.4 million in the quarter for a total reduction of $128.6 million over the past 12 months, while growing total deposits by $52.9 million during that period, reflecting, in part, deposits from its expanded office network.

The following table presents a breakdown of our total deposits (unaudited):

	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$82,376	$91,593	$49,398	$(9,217)	$32,978
Interest-bearing demand	110,856	102,707	53,197	8,149	57,659
Statement savings	19,292	18,946	21,647	346	(2,355)
Money market	428,512	429,987	332,722	(1,475)	95,790
Certificates of deposit, retail (1)	418,646	450,487	421,274	(31,841)	(2,628)
Certificates of deposit, brokered	10,000	32,448	138,590	(22,448)	(128,590)
Total deposits	$1,069,682	$1,126,168	$1,016,828	$(56,486)	$52,854
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $14,000 at September 30, 2020, $17,000 at June 30, 2020, and $34,000 at September 30, 2019.

The following tables present an analysis of total deposits by branch office (unaudited):
September 30, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$35,066	$47,957	$14,677	$235,680	$335,675	$-	$669,055
Landing	3,209	3,193	37	16,398	8,251	-	31,088
Woodinville (1)	3,086	6,608	703	12,589	8,514	-	31,500
Bothell	2,270	2,104	54	4,675	3,290	-	12,393
Crossroads	6,755	8,085	48	50,304	11,076	-	76,268
Kent (2)	5,452	8,277	-	13,802	1,070	-	28,601
Kirkland (2)	4,534	56	1	2,627	-	-	7,218
Total King County	60,372	76,280	15,520	336,075	367,876	-	856,123

Snohomish County
Mill Creek	3,713	3,236	856	14,695	10,675	-	33,175
Edmonds	5,853	13,865	485	28,229	19,300	-	67,732
Clearview (1)	6,102	6,478	853	18,014	4,881	-	36,328
Lake Stevens (1)	3,264	7,346	703	13,520	4,356	-	29,189
Smokey Point (1)	2,733	3,137	875	16,173	11,558	-	34,476
Total Snohomish County	21,665	34,062	3,772	90,631	50,770	-	200,900

Pierce County
University Place (2)	339	514	-	1,806	-	-	2,659
Total Pierce County	339	514	-	1,806	-	-	2,659

Total retail deposits	82,376	110,856	19,292	428,512	418,646	-	1,059,682
Brokered deposits	-	-		-	-	10,000 10,000	10,000
Total deposits	$82,376	$110,856	$19,292	$428,512	$418,646	$10,000	$1,069,682
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $14,000.
(2) Kent office opened January 31, 2019; Kirkland, November 12, 2019; and University Place, March 2, 2020.
June 30, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$40,619	$48,670	$14,525	$242,453	$367,483	$-	$713,750
Landing	3,338	1,892	31	15,306	8,587	-	29,154
Woodinville (1)	2,544	5,505	938	16,364	7,320	-	32,671
Bothell	2,927	2,793	33	5,650	3,268	-	14,671
Crossroads	7,435	6,516	158	51,674	11,756	-	77,539
Kent (2)	7,144	5,883	1	12,424	1,065	-	26,517
Kirkland (2)	5,748	6	-	1,068	-	-	6,822
Total King County	69,755	71,265	15,686	344,939	399,479	-	901,124

Snohomish County
Mill Creek	3,969	2,120	799	15,029	10,729	-	32,646
Edmonds	6,884	12,615	229	24,414	19,379	-	63,521
Clearview (1)	4,999	5,953	868	15,278	4,859	-	31,957
Lake Stevens (1)	2,985	6,788	618	13,794	4,213	-	28,398
Smokey Point (1)	2,168	3,894	745	15,291	11,828	-	33,926
Total Snohomish County	21,005	31,370	3,259	83,806	51,008	-	190,448

Pierce County
University Place (2)	833	72	1	1,242	-	-	2,148
Total Pierce County	833	72	1	1,242	-	-	2,148

Total retail deposits	91,593	102,707	18,946	429,987	450,487	-	1,093,720
Brokered deposits	-	-	-	-	-	32,448	32,448
Total deposits	$91,593	$102,707	$18,946	$429,987	$450,487	$32,448	$1,126,168
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $17,000.
(2) Kent office opened January 31, 2019; Kirkland, November 12, 2019; and University Place, March 2, 2020.

Net loans receivable totaled $1.13 billion at September 30, 2020, compared to $1.14 billion at June 30, 2020, and $1.08 billion at September 30, 2019. New commercial loan activity remains muted as borrowers appear to be focused on their existing loans in lieu of seeking out new opportunities. The average balance of net loans receivable totaled $1.14 billion for the quarter ended September 30, 2020, compared to $1.12 billion for the quarter ended June 30, 2020, and $1.07 billion for the quarter ended September 30, 2019.

The Company recorded a $700,000 provision for loan losses in the quarter ended September 30, 2020, compared to a $300,000 provision for loan losses in the quarter ended June 30, 2020, and a $100,000 provision for loan losses in the quarter ended September 30, 2019. The provision in the quarter ended September 30, 2020, was primarily attributed to reductions in loan grades during the quarter, including $26.8 million in Commercial Real Estate Loans that were downgraded, while the provision in the quarter ended June 30, 2020, was primarily attributed to adjustments to economic factors due to COVID-19 in our Commercial Real Estate and Construction/Land portfolios. The provision in the quarter ended September 30, 2019, was due primarily to growth in loans receivable. In the quarter ended September 30, 2020, any relationship that requested a second loan payment deferral, and demonstrated other weaknesses, received additional scrutiny which resulted in many of these loans being downgraded.

The ALLL represented 1.27% of total loans receivable at September 30, 2020, compared to 1.20% at both June 30, 2020, and September 30, 2019. Excluding the PPP loan balances, which are 100% guaranteed by the Small Business Administration (“SBA”), the ALLL represented 1.33% of total loans receivable at September 30, 2020, compared to 1.25% of total loans receivable at June 30, 2020, and 1.20% at September 30, 2019. The ALLL as a percent of total loans excluding PPP loans is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this press release for a reconciliation to its nearest GAAP equivalent. Nonperforming loans totaled $2.1 million at September 30, 2020, compared to $2.2 million at June 30, 2020, and $137,000 at September 30, 2019. The increase from the prior year is due to a $2.1 million multifamily loan currently in foreclosure. Based on an impairment analysis and ongoing monitoring, the Company does not expect to incur a loss on this credit. Other than the $2.1 million multifamily loan in foreclosure, there was only one consumer loan of $32,000 that was 30 days or more past due and not on loan payment deferral at September 30, 2020. OREO remained unchanged at $454,000 at September 30, 2020, June 30, 2020, and September 30, 2019.

The following table presents a breakdown of our nonperforming assets (unaudited):
	Sep 30,	Jun 30,	Sep 30,	Three Month	One Year
	2020	2020	2019	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$ ─	$87	$98	$(87)	$(98)
Multifamily	2,104	2,104	─	─	2,104
Consumer	─	─	39	─	(39)
Total nonperforming loans	2,104	2,191	137		1,967

Other real estate owned (“OREO”)	454	454	454	─	─

Total nonperforming assets (1)	$2,558	$2,645	$591	$(87)	$1,967

Nonperforming assets as a
percent of total assets	0.19%	0.19%	0.05%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at September 30, 2020.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At September 30, 2020, TDRs totaled $4.1 million, down from $4.3 million at June 30, 2020, and $6.6 million at September 30, 2019. As discussed further below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 signed into law on March 27, 2020 (“CARES Act”) provides guidance around the modification of loans as a result of the COVID‑19 pandemic, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not categorized as TDRs.

Net interest income for both the quarters ended September 30, 2020, and June 30, 2020 totaled $10.1 million, compared to $9.7 million for the quarter ended September 30, 2019.

Interest income totaled $13.7 million for the quarter ended September 30, 2020, compared to $14.1 million for the quarter ended June 30, 2020, and $15.2 million for the quarter ended September 30, 2019. The decline in the current quarter compared to the quarter ended June 30, 2020, was primarily due to the continued decline in asset yields. In addition, the lower yielding PPP loans impacted the entire quarter ended September 30, 2020, compared to only a portion of the previous quarter. Further, the Bank received a payoff on a $7.7 million loan it had purchased at a premium, resulting in a reduction of $177,000 in interest income relating to the unamortized premium at the time of payoff. As a result, average loan yields declined to 4.49% at September 30, 2020, compared to 4.72% at June 30, 2020, and 5.14% at September 30, 2019. On a related note, the $7.7 million payoff also resulted in the receipt of a $233,000 prepayment penalty, which was included in noninterest income.

Total interest expense was $3.6 million for the quarter ended September 30, 2020, compared to $4.0 million for the quarter ended June 30, 2020, and $5.6 million for the quarter ended September 30, 2019. The average cost of interest-bearing deposits declined to 1.27% for the quarter ended September 30, 2020, compared to 1.49% for the quarter ended June 30, 2020, and 2.00% for the quarter ended September 30, 2019. The decline from the quarter ended September 30, 2019, was due primarily to a reduced level of brokered deposits and retail certificates of deposits, along with a declining interest rate environment. Specifically, the Bank replaced higher cost retail certificates of deposit and brokered deposits with lower cost deposits through its branch network. During the quarter ended September 30, 2020, the Bank redeemed $5.0 million in callable brokered certificates of deposit that carried a coupon of 1.35%. That redemption resulted in the recognition of $20,000 in unamortized fees during the quarter ended September 30, 2020, compared to $1,500 in such fees in the quarter ended June 30, 2020. Advances from the FHLB remained unchanged at $120.0 million at September 30, 2020, and June 30, 2020, and were down slightly from $121.0 million at September 30, 2019. The average cost of borrowings was 1.28% for the quarter ended September 30, 2020, compared to 1.08% for the quarter ended June 30, 2020, and 2.02% for the quarter ended September 30, 2019. At September 30, 2020, the entire balance of our $120.0 million in borrowings were comprised of short-term FHLB advances tied to cash flow hedge agreements, utilized to assist in the Bank’s interest rate risk management efforts.

The net interest margin was 3.07% for the quarter ended September 30, 2020, compared to 3.12% for the quarter ended June 30, 2020, and 3.07% for the quarter ended September 30, 2019. The modest reduction in the quarter ended September 30, 2020, from the quarter ended June 30, 2020, relates primarily to the reduction in the Bank’s average yield on interest earning assets outpacing the average cost of interest-bearing liabilities, due in part to the $177,000 accelerated amortization of the premium related to the $7.7 million loan payoff noted above, and the recognition of $20,000 of unamortized fees relating to the early redemption of $5.0 million in callable brokered deposits.

Noninterest income for the quarter ended September 30, 2020, totaled $1.0 million, compared to $789,000 for the quarter ended June 30, 2020, and $1.0 million for the quarter ended September 30, 2019. The increase in noninterest income for the quarter ended September 30, 2020, compared to the quarter ended June 30, 2020, was primarily due to an increase in loan related fees due to prepayment penalties.

Noninterest expense totaled $7.9 million for both the quarters ended September 30, 2020, and June 30, 2020, compared to $7.5 million in the quarter ended September 30, 2019. Salaries and employee benefits for the quarter ended September 30, 2020, were higher than the quarter ended June 30, 2020, due primarily to the reclassification of the compensation expense related to PPP loan originations to loan direct costs in the quarter ended June 30, 2020. Noninterest expense increased from the same quarter last year as the Bank continued to pursue its branch expansion strategy, which resulted in higher salaries and benefits, occupancy and equipment and data processing expense among increases in other noninterest expenses.

COVID-19 Related Information

The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic. Under the CARES Act, it is providing certain short-term loan modifications. In addition, the Bank is participating in the PPP as an SBA lender. The Bank continues to take the steps necessary while working with its loan customers to effectively manage the portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis.

Paycheck Protection Program
As of September 30, 2020, the Bank had funded $52.0 million in PPP loans, which represents 462 loans, a slight increase from the 455 loans totaling $51.7 million as of June 30, 2020. Based on information provided with the borrower’s applications, these funds are estimated to have provided support for approximately 5,000 jobs in the communities we serve. A total of 381 of these loans, or more than 82%, are for loan amounts of $150,000 or less and represent $18.0 million of the total, of which 253 loans, representing $6.4 million, are for loan amounts of $50,000 or less. As of October 21, 2020, a total of 17 loan customers representing PPP loans totaling $3.8 million had submitted loan forgiveness applications.

Modifications
The primary method of relief is to allow the borrower to defer their loan payments for three to six months, while certain borrowers are allowed to pay interest only or have payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. The following table provides detail on the balance of loans remaining on deferral status as of September 30, 2020:

	As of September 30, 2020
	Balance of loans with modifications of 1-3 months	Balance of loans with modifications of greater than 3 months	Total balance of loans with modifications granted	Total loans	Modifications as % of total loans in each category
	(Dollars in thousands)
One-to-four family residential	$283	$1,765	$2,048	$391,871	0.5%
Multifamily	-	2,349	2,349	142,619	1.6

Commercial real estate:
Office	-	-	-	81,556	-
Retail	-	8,667	8,667	121,338	7.1
Mobile home park	-	-	-	25,510	-
Hotel/motel	-	35,117	35,117	69,157	50.8
Nursing home	-	6,368	6,368	12,868	49.5
Warehouse	-	8,844	8,844	17,512	50.5
Storage	-	-	-	36,093	-
Other non-residential	-	-	-	25,724	-
Total commercial real estate	-	58,996	58,996	389,768	15.1

Construction/land	-	-	-	99,598	-

Business:
Aircraft	-	-	-	11,735	-
SBA	-	-	-	819	-
PPP	-	-	-	52,045	-
Other business	-	1,899	1,899	21,181	9.0
Total business	-	1,899	1,899	85,780	2.2

Consumer:
Classic/collectible auto	86	105	191	27,784	0.7
Other consumer	-	-	-	13,061	-
Total consumer	86	105	191	40,845	0.5

Total loans with COVID‑19 pandemic modifications	$369	$65,114	$65,483	$1,150,481	5.7%

As of September 30, 2020, $36.1 million in loans had been granted modifications of greater than six months, of which $30.1 million were for loans in the hotel/motel category. Total loans with modifications granted declined from $132.1 million, or 11.4% of total loans outstanding, at June 30, 2020.

Additional Loan Portfolio Details
Total balances drawn on outstanding lines of credit were $46.4 million and the unused portion of lines of credit totaled $35.0 million as of September 30, 2020. At December 31, 2019, total balances drawn on outstanding lines of credit were $47.1 million and the unused portion of lines of credit totaled $38.1 million.

The Bank is monitoring its loan portfolio for delinquencies of loans that have not requested modification qualifying under the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of our loan portfolio that we believe may be more likely to be impacted by COVID-19 pandemic considerations at September 30, 2020. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:
	September 30, 2020
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$247,005	$156,273	$33,824	$437,102	52.89%
Church	1,382	-	-	1,382	46.77
Classic auto	4,359	10,349	13,076	27,784	68.22
Gas station	3,529	-	513	4,042	51.37
Hotel / motel	58,750	10,407	-	69,157	56.07
Marina	7,795	-	-	7,795	37.97
Mobile home park	19,870	5,465	175	25,510	39.85
Nursing home	12,868	-	-	12,868	20.87
Office	56,882	24,239	4,259	85,380	45.54
Other non-residential	7,761	4,745	-	12,506	49.01
Retail	80,793	40,545	-	121,338	49.76
Storage	26,540	11,213	-	37,753	44.23
Warehouse	15,593	1,919	-	17,512	42.65
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on type of collateral rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 14 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Three Month Change	One Year Change

Cash on hand and in banks	$7,440	$7,688	$7,615	(3.2)%	(2.3)%
Interest-earning deposits with banks	18,674	66,250	6,103	(71.8)	206.0
Investments available-for-sale, at fair value	126,020	128,874	138,224	(2.2)	(8.8)
Annuity held-to-maturity	2,406	2,395	-	0.5	n/a
Loans receivable, net of allowance of $14,568, $13,836 and $13,161, respectively	1,133,984	1,138,243	1,083,850	(0.4)	4.6
Federal Home Loan Bank ("FHLB") stock, at cost	6,410	6,410	6,341	0.0	1.1
Accrued interest receivable	5,676	4,981	4,407	14.0	28.8
Deferred tax assets, net	1,879	2,007	1,202	(6.4)	56.3
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,409	22,222	22,346	0.8	0.3
Bank owned life insurance ("BOLI")	32,830	32,561	31,681	0.8	3.6
Prepaid expenses and other assets	1,704	1,513	2,756	12.6	(38.2)
Right of use asset	3,834	2,972	1,486	29.0	158.0
Goodwill	889	889	889	0.0	0.0
Core deposit intangible	860	896	1,005	(4.0)	(14.4)
Total assets	$1,365,469	$1,418,355	$1,308,359	(3.7)	4.4

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$82,376	$91,593	$49,398	(10.1)	66.8
Interest-bearing deposits	987,306	1,034,575	967,430	(4.6)	2.1
Total deposits	1,069,682	1,126,168	1,016,828	(5.0)	5.2
Advances from the FHLB	120,000	120,000	121,000	0.0	(0.8)
Advance payments from borrowers for taxes and insurance	4,742	2,475	5,043	91.6	(6.0)
Lease liability	3,942	3,070	1,513	28.4	160.5
Accrued interest payable	197	218	382	(9.6)	(48.4)
Other liabilities	12,128	12,448	8,491	(2.6)	42.8
Total liabilities	1,210,691	1,264,379	1,153,257	(4.2)	5.0

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
9,911,607 shares at September 30, 2020, 10,048,961 shares at June 30, 2020,
and 10,296,053 shares at September 30, 2019	99	100	103	(1.0)	(3.9)
Additional paid-in capital	83,839	85,119	87,835	(1.5)	(4.5)
Retained earnings	76,300	75,181	71,592	1.5	6.6
Accumulated other comprehensive loss, net of tax	(3,203)	(3,885)	(1,042)	(17.6)	207.4
Unearned Employee Stock Ownership Plan ("ESOP") shares	(2,257)	(2,539)	(3,386)	(11.1)	(33.3)
Total stockholders' equity	154,778	153,976	155,102	0.5	(0.2)
Total liabilities and stockholders' equity	$1,365,469	$1,418,355	$1,308,359	(3.7)%	4.4%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,847	$13,183	$13,897	(2.5)%	(7.6)%
Investments available-for-sale	751	796	1,066	(5.7)	(29.5)
Investments held-to-maturity	6	9	-	(33.3)	n/a
Interest-earning deposits with banks	8	8	158	0.0	(94.9)
Dividends on FHLB Stock	82	81	97	1.2	(15.5)
Total interest income	13,694	14,077	15,218	(2.7)	(10.0)
Interest expense
Deposits	3,206	3,666	5,037	(12.5)	(36.4)
Other borrowings	400	344	529	16.3	(24.4)
Total interest expense	3,606	4,010	5,566	(10.1)	(35.2)
Net interest income	10,088	10,067	9,652	0.2	4.5
Provision for loan losses	700	300	100	133.3	600.0
Net interest income after provision for loan losses	9,388	9,767	9,552	(3.9)	(1.7)

Noninterest income
Net gain on sale of investments	18	69	88	(73.9)	(79.5)
BOLI income	269	254	235	5.9	14.5
Wealth management revenue	145	183	245	(20.8)	(40.8)
Deposit related fees	201	184	179	9.2	12.3
Loan related fees	376	97	290	287.6	29.7
Other	2	2	2	0.0	0.0
Total noninterest income	1,011	789	1,039	28.1	(2.7)

Noninterest expense
Salaries and employee benefits	4,880	4,801	4,813	1.6	1.4
Occupancy and equipment	987	1,031	924	(4.3)	6.8
Professional fees	371	455	440	(18.5)	(15.7)
Data processing	731	687	478	6.4	52.9
OREO related expenses, net	1	5	1	(80.0)	0.0
Regulatory assessments	134	127	13	5.5	930.8
Insurance and bond premiums	116	103	95	12.6	22.1
Marketing	41	29	118	41.4	(65.3)
Other general and administrative	606	706	573	(14.2)	5.8
Total noninterest expense	7,867	7,944	7,455	(1.0)	5.5
Income before federal income tax provision	2,532	2,612	3,136	(3.1)	(19.3)
Federal income tax provision	450	469	631	(4.1)	(28.7)
Net income	$2,082	$2,143	$2,505	(2.8)%	(16.9)%

Basic earnings per share	$0.22	$0.22	$0.25
Diluted earnings per share	$0.21	$0.22	$0.25
Weighted average number of common shares outstanding	9,661,498	9,808,854	9,901,586
Weighted average number of diluted shares outstanding	9,675,567	9,819,664	9,991,011

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019	One Year Change
Interest income
Loans, including fees	$39,504	$40,784	(3.1)%
Investments available-for-sale	2,466	3,334	(26.0)
Investments held-to-maturity	17	-	n/a
Interest-earning deposits with banks	45	246	(81.7)
Dividends on FHLB Stock	240	290	(17.2)
Total interest income	42,272	44,654	(5.3)
Interest expense
Deposits	11,238	13,189	(14.8)
Other borrowings	1,214	2,255	(46.2)
Total interest expense	12,452	15,444	(19.4)
Net interest income	29,820	29,210	2.1
Provision (recapture of provision) for loan losses	1,300	(300)	(533.3)
Net interest income after provision (recapture of provision) for loan losses	28,520	29,510	(3.4)

Noninterest income
Net gain on sale of investments	86	80	7.5
BOLI income	778	693	12.3
Wealth management revenue	493	702	(29.8)
Deposit related fees	560	555	0.9
Loan related fees	865	562	53.9
Other	7	26	(73.1)
Total noninterest income	2,789	2,618	6.5

Noninterest expense
Salaries and employee benefits	14,893	14,547	2.4
Occupancy and equipment	3,090	2,688	15.0
Professional fees	1,257	1,262	(0.4)
Data processing	2,112	1,393	51.6
OREO related expenses, net	7	33	(78.8)
Regulatory assessments	405	286	41.6
Insurance and bond premiums	339	288	17.7
Marketing	133	280	(52.5)
Other general and administrative	1,843	1,670	10.4
Total noninterest expense	24,079	22,447	7.3
Income before federal income tax provision	7,230	9,681	(25.3)
Federal income tax provision	1,320	1,927	(31.5)
Net income	$5,910	$7,754	(23.8)%

Basic earnings per share	$0.60	$0.77
Diluted earnings per share	$0.60	$0.77
Weighted average number of common shares outstanding	9,788,397	9,989,970
Weighted average number of diluted shares outstanding	9,811,602	10,091,631

The following table presents a breakdown of the loan portfolio (unaudited):
	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,422	1.0%	$11,177	1.0%	$13,877	1.3%
Other multifamily	131,197	11.4	148,194	12.8	157,275	14.3
Total multifamily residential	142,619	12.4	159,371	13.8	171,152	15.6

Non-residential:
Office	81,566	7.1	83,439	7.3	98,738	9.0
Retail	121,338	10.6	121,936	10.6	142,639	12.9
Mobile home park	25,510	2.2	25,961	2.2	23,070	2.1
Hotel / motel	69,157	6.0	68,165	5.9	27,572	2.5
Nursing Home	12,868	1.1	11,768	1.0	16,104	1.5
Warehouse	17,512	1.5	17,422	1.5	18,200	1.7
Storage	36,093	3.1	36,266	3.1	35,908	3.3
Other non-residential	25,724	2.3	25,793	2.2	19,659	1.8
Total non-residential	389,768	33.9	390,750	33.8	381,890	34.8

Construction/land:
One-to-four family residential	45,231	4.0	45,128	3.9	47,524	4.3
Multifamily	47,547	4.1	40,120	3.5	40,078	3.7
Commercial	5,475	0.5	6,134	0.5	15,913	1.5
Land development	1,345	0.1	5,115	0.4	6,400	0.6
Total construction/land	99,598	8.7	96,497	8.3	109,915	10.1

One-to-four family residential:
Permanent owner occupied	214,250	18.6	208,484	18.1	205,679	18.7
Permanent non-owner occupied	177,621	15.4	173,729	15.1	164,707	15.0
Total one-to-four family residential	391,871	34.0	382,213	33.2	370,386	33.7

Business:
Aircraft	11,735	1.0	15,460	1.3	14,186	1.3
Small Business Administration ("SBA")	819	0.1	737	0.1	-	0.0
Paycheck Protection Plan ("PPP")	52,045	4.5	51,661	4.5	-	0.0
Other business	21,181	1.8	18,212	1.6	23,321	2.1
Total business	85,780	7.4	86,070	7.5	37,507	3.4

Consumer:
Classic Auto	27,784	2.4	24,767	2.1	14,636	1.3
Other consumer	13,061	1.2	14,464	1.3	11,815	1.1
Total consumer	40,845	3.6	39,231	3.4	26,451	2.4
Total loans	1,150,481	100.0%	1,154,132	100.0%	1,097,301	100.0%
Less:
Deferred loan fees, net	1,929		2,053		290
ALLL	14,568		13,836		13,161
Loans receivable, net	$1,133,984		$1,138,243		$1,083,850

Concentrations of credit: (1)
Construction loans as % of total capital	68.4%		67.3%		82.6%
Total non-owner occupied commercial real estate as % of total capital	407.1%		420.7%		444.9%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.60%	0.63%	0.51%	0.79%	0.75%
Return on equity	5.34	5.59	4.30	6.64	6.41
Dividend payout ratio	45.45	45.45	58.82	34.62	36.00
Equity-to-assets ratio	11.34	10.86	11.50	11.65	11.85
Tangible equity ratio (2)	11.22	10.74	11.38	11.53	11.73
Net interest margin	3.07	3.12	3.11	3.09	3.07
Average interest-earning assets to average interest-bearing liabilities	116.08	115.96	113.78	113.50	113.17
Efficiency ratio	70.88	73.18	77.60	71.04	69.73
Noninterest expense as a percent of average total assets	2.26	2.33	2.51	2.40	2.24
Book value per common share	$15.62	$15.32	$15.03	$15.25	$15.06
Tangible book value per share (2)	15.44	15.14	14.85	15.07	14.88

Capital Ratios: (3)
Tier 1 leverage ratio	10.03%	10.02%	10.25%	10.27%	10.13%
Common equity tier 1 capital ratio	14.01	13.70	13.42	13.13	13.14
Tier 1 capital ratio	14.01	13.70	13.42	13.13	13.14
Total capital ratio	15.26	14.95	14.67	14.38	14.39

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.18%	0.19%	0.20%	0.01%	0.01%
Nonperforming assets as a percent of total assets	0.19	0.19	0.20	0.04	0.05
ALLL as a percent of total loans	1.27	1.20	1.22	1.18	1.20
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	(0.00)	(0.00)	(0.01)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$13,836	$13,530	$13,218	$13,161	$13,057
Provision	700	300	300	-	100
Charge-offs	-	-	-	-	-
Recoveries	32	6	12	57	4
ALLL, end of the quarter	$14,568	$13,836	$13,530	$13,218	$13,161
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to page 15 for reconciliation between the GAAP and non‑GAAP financial measures.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	4.49%	4.72%	4.94%	5.05%	5.14%
Yield on investments available-for-sale	2.32	2.41	2.72	2.85	3.02
Yield on investments held-to-maturity	0.99	1.52	-	-	-
Yield on interest-earning deposits	0.10	0.10	1.18	1.61	2.24
Yield on FHLB stock	4.95	4.84	4.62	4.84	6.81
Yield on interest-earning assets	4.16%	4.37%	4.67%	4.78%	4.84%

Cost of interest-bearing deposits	1.27%	1.49%	1.81%	1.94%	2.00%
Cost of borrowings	1.28	1.08	1.48	1.66	2.02
Cost of interest-bearing liabilities	1.27%	1.44%	1.77%	1.91%	2.00%

Cost of total deposits	1.18%	1.38%	1.72%	1.84%	1.91%
Cost of funds	1.19	1.34	1.69	1.82	1.92

Average Balances:
Loans	$1,137,742	$1,122,913	$1,096,091	$1,087,558	$1,073,283
Investments available-for-sale	128,885	133,038	135,765	138,331	140,031
Investments held-to-maturity	2,399	2,378	2,061	-	-
Interest-earning deposits	32,701	30,989	10,555	11,572	27,992
FHLB stock	6,592	6,736	6,615	5,897	5,649
Total interest-earning assets	$1,308,319	$1,296,054	$1,251,087	$1,243,358	$1,246,955

Interest-bearing deposits	$1,002,518	$989,549	$970,062	$985,532	$998,123
Borrowings	124,543	128,154	127,707	109,895	103,707
Total interest-bearing liabilities	1,127,061	1,117,703	1,097,769	1,095,427	1,101,830
Noninterest-bearing deposits	81,694	82,750	53,199	50,951	47,613
Total deposits and borrowings	$1,208,755	$1,200,453	$1,150,968	$1,146,378	$1,149,443

Average assets	$1,383,736	$1,371,269	$1,324,845	$1,317,586	$1,319,777
Average stockholders' equity	154,988	154,115	157,492	156,147	155,057
(1) Yields and costs are annualized.

Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures which include: tangible assets; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the ALLL excluding PPP loans. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors.

Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation between the GAAP and non-GAAP measures:

	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
	(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:

Total stockholders' equity (GAAP)	$154,778	$153,976	$153,092	$156,319	$155,102
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	860	896	932	968	1,005
Tangible equity (Non-GAAP)	$153,029	$152,191	$151,271	$154,462	$153,208

Total assets (GAAP)	1,365,469	1,418,355	1,331,213	1,341,885	1,308,359
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	860	896	932	968	1,005
Tangible assets (Non-GAAP)	$1,363,720	$1,416,570	$1,329,392	$1,340,028	$1,306,465

Common shares outstanding at period end	9,911,607	10,048,961	10,184,411	10,252,953	10,296,053

Equity to assets ratio	11.34%	10.86%	11.50%	11.65%	11.85%
Tangible equity ratio	11.22	10.74	11.38	11.53	11.73
Book value per share	$15.62	$15.32	$15.03	$15.25	$15.06
Tangible book value per share	15.44	15.14	14.85	15.07	14.88

ALLL on loans to total loans receivable, excluding PPP loans:
Allowance for loan losses	$14,568	$13,836	$13,530	$13,218	$13,161

Total loans (GAAP)	$1,150,481	$1,154,132	$1,105,959	$1,122,238	$1,097,301
Less:
PPP loans	52,045	51,661	-	-	-
Total loans excluding PPP loans (Non-GAAP)	$1,098,436	$1,102,471	1,105,959	1,122,238	1,097,301

ALLL as a percent of total loans	1.27%	1.20%	1.22%	1.18%	1.20%
ALLL as a percent of total loans excluding PPP loans	1.33%	1.25	1.22	1.18	1.20